Exhibit 99.1

CrossAmerica Partners LP Reports Fourth Quarter and Full Year 2014 Results and Announces a 1.9% Increase in Its Quarterly Cash Distribution

ALLENTOWN, PA (February 27, 2015) - CrossAmerica Partners LP (NYSE: CAPL) (the “Partnership,” “we,” or “us”) today reported its financial results for the quarter and year ended December 31, 2014 and announced that the Board of Directors of its general partner approved a 1.9% increase in the Partnership’s cash distribution per unit from the current annual rate of $2.13 per unit ($0.5325 per quarter) to $2.17 per unit ($0.5425 per quarter).

In the Fourth Quarter of 2014, the Partnership:

•	Wholesale distributed 241.0 million gallons of fuel compared to fourth quarter 2013 wholesale volume of 167.0 million gallons of fuel, a 44.3% increase.

•	Generated gross profit from fuel sales of $20.6 million compared to fourth quarter 2013 gross profit from fuel sales of $10.9 million, an 89.3% increase.

•	Generated Distributable Cash Flow of $7.9 million or $0.34 per weighted average common unit on a diluted basis compared to fourth quarter 2013 Distributable Cash Flow of $8.8 million or $0.55 per weighted average common unit on a diluted basis. Excluding the acquisition and other expenses referenced below, Distributable Cash Flow for the quarter was $11.7 million or $0.51 per weighted average common unit on a diluted basis.

•	Acquired 23 fee sites and certain wholesale fuel supply assets for $53.8 million in connection with the joint acquisition of Nice N Easy Grocery Shoppes (“Nice N Easy”) with CST Brands, Inc. (“CST”), the parent company of the general partner of the Partnership

•	Announced an additional $179 million in acquisitions that closed subsequent to the quarter end

•	Declared a fourth quarter distribution of $0.5425 per unit, a 1.9% increase in the Partnership’s distribution rate from the third quarter of 2014.

•	In addition, CST acquired control of our General Partner on October 1, 2014.

Fourth Quarter 2014 Results

For the quarter, EBITDA totaled $4.8 million, Adjusted EBITDA totaled $12.7 million and Distributable Cash Flow amounted to $7.9 million or $0.34 per weighted average common unit on a diluted basis. Included in the EBITDA, Adjusted EBITDA and Distributable Cash Flow figures are $1.4 million in acquisition expenses and $2.4 million in severance costs following the completion of the general partner acquisition by CST. The net loss attributable to partners for the fourth quarter of 2014 totaled $13.6 million or $0.60 per weighted average common unit on a diluted basis. Net loss attributable to partners includes, in addition to the previously mentioned items, $3.8 million in tax expense as a result of changes in the valuation allowance for certain assets following the completion of the general partner acquisition by CST. Please refer to the section included herein under the heading “Non-GAAP Financial Measures of “EBITDA”, “Adjusted EBITDA” and “Distributable Cash Flow” for a discussion of our use of non-GAAP adjusted financial information.

“The overall fuel margin environment continued to be strong during the fourth quarter. In addition, we also completed or announced over $230 million in acquisitions during the quarter, including our first joint acquisitions and fuel drop with CST,” said President and CEO Joe Topper. “I am also pleased to again announce another distribution increase this quarter, our seventh distribution increase in the eight full quarters in which we have been public,” Topper added.

Total revenue amounted to $587.4 million for the quarter ended December 31, 2014, consisting of $550.4 million of revenues from fuel sales, including revenues from fuel sales to related parties, $11.0 million of rent income, including rent income from related parties, and $25.5 million of revenues from food and merchandise sales associated with the retail operations from the Petroleum Marketers, Inc. (“PMI”) acquisition. During the quarter, we wholesale distributed 241.0 million gallons of fuel at an average wholesale gross margin of $0.071 per gallon, resulting in a wholesale gross profit of $17.1 million. During the quarter, we retail distributed 42.5 million gallons at an average retail gross margin of $0.085 per gallon, net of commissions and credit card fees, resulting in a retail gross profit of $3.6 million. Total gross profit from motor fuels for the quarter was $20.6 million. During the quarter, the Partnership made $7.0 million in gross margin from the sale of food and merchandise.

For the quarter ended December 31, 2013, the Partnership wholesale distributed 167.0 million gallons of fuel at an average margin of $0.063 per gallon, resulting in a gross profit of $10.5 million. For the fourth quarter of 2013, the Partnership retail distributed 15.3 million gallons at an average retail gross margin of $0.026 per gallon, resulting in a gross profit of $0.4 million. The total gross profit from motor fuels for the quarter was $10.9 million. In the fourth quarter of 2013, the Partnership recorded $10.9 million in rent income. The Partnership did not have food and merchandise operations in the fourth quarter of 2013.

The increase in gross profit from wholesale fuel sales for the fourth quarter of 2014 relative to 2013 was due to both the increased volume in the quarter and the higher wholesale fuel margin per gallon in the quarter. The increased wholesale fuel volume for the quarter was primarily due to the acquisitions that have been completed since the fourth quarter of 2013 offset by certain marketplace volume declines and the closure of certain sites. Wholesale fuel margin per gallon for the quarter was approximately 13% higher relative to the fourth quarter of 2013. On a sequential basis, wholesale fuel margin per gallon declined by approximately 9% relative to the third quarter of 2014. The sequential decrease in fuel margin was due in part to the decline in purchase discounts provided to us by suppliers due to the lower fuel prices in the quarter relative to the third quarter. The Partnership receives certain discounts from suppliers based on a percentage of the purchase price of fuel and the dollar value of these discounts varies with the fuel price.

In the retail segment, the increase in retail gross profit from fuel sales for the fourth quarter of 2014 relative to 2013 was due to both the increase in gallons distributed as a result of acquisitions completed since the fourth quarter of last year and the improved retail pricing environment in the quarter relative to last year. The retail fuel margin for the quarter was $0.059 per gallon higher than retail margin in the prior year period. In addition to the improved retail pricing environment, the retail margin per gallon for the quarter increased relative to last year due to the addition of the PMI retail sites fuel margin. In the fourth quarter of 2013, the Partnership only had commission agent retail fuel operations. On a sequential basis, the retail fuel margin per gallon improved by approximately 61% relative to the third quarter due to the continued strong retail fuel margin environment. Rent income for the fourth quarter of 2014 relative to 2013 was essentially unchanged as the increased rent associated with acquisitions completed during the year was offset by terminations of leases at certain sites.

Total expenses amounted to $594.2 million for the quarter ended December 31, 2014, including rent expense of $5.1 million, operating expenses of $11.5 million, depreciation and amortization of $11.5 million, and selling, general and administrative expenses of $18.1 million. Included in selling, general and administrative expenses for the quarter is $1.4 million in acquisition expenses related to acquisitions that were either completed or announced during the quarter. Also included in selling, general, and administrative expenses is approximately $4.6 million in equity compensation expense due to the accelerated vesting of equity awards and $2.4 million in severance expense following the completion of the acquisition of the general partner by CST. As previously mentioned, income tax expense for the quarter includes a $3.8 million expense related to changes in the valuation allowance for certain assets following the completion of the general partner acquisition by CST. For the quarter ended December 31, 2013, total expenses amounted to $479.3 million, including rent expense of $4.0 million, operating expenses of $1.4 million, depreciation and amortization of $6.0 million and selling, general and administrative expenses of $4.6 million.

The increase in rent expense for the quarter is primarily due to the increased leased site count for the quarter as a result of acquisitions completed since the fourth quarter of 2013, primarily driven by the PMI acquisition, offset to a limited extent by the termination of certain leased sites that occurred since the fourth quarter of 2013. Overall, net rental income decreased relative to the fourth quarter of 2013 primarily due to the increased lease expense of the leasehold sites in the PMI portfolio, which was not offset by increased rent income from the sites since the Partnership operates the sites directly and does not lease the sites to a third party as it has done in previous acquisitions. Operating expenses increased by $10.1 million for the quarter relative to 2013 primarily due to the direct store level operations of PMI that are now in the Partnership and, to a lesser extent, the additional operating expenses associated with the increase in the number of sites owned or leased as a result of acquisitions or converted to commission agent locations since the fourth quarter of 2013. Selling, general and administrative expenses increased by $13.6 million in the fourth quarter of 2014 relative to 2013. Approximately $8.1 million of the increase was due to the previously mentioned acquisition, equity compensation and severance expense recorded for the quarter. In addition, approximately $1.7 million of the increase is due to selling, general and administrative expenses associated with the PMI acquisition. The remaining increase relative to the prior year was due primarily to the previously announced change in the Partnership’s management fee structure under the Omnibus Agreement.

Acquisition and Financing Activity

Acquisition Activity

As previously announced, on November 1, 2014, the Partnership acquired 23 fee sites in connection with the joint acquisition of Nice N Easy with CST. In addition to the real estate assets, the Partnership also acquired certain wholesale fuel supply related assets. The Partnership leases the acquired real estate to CST and provides wholesale fuel supply to 24 Nice N Easy sites under long term agreements. The total consideration paid for the assets by the Partnership was $53.8 million, which represents the adjusted final purchase price after the review and approval of the transaction by the Conflicts Committee of the Partnership and the Executive Committee of CST. The transaction was financed under the Partnership’s credit facility.

On December 10, 2014, the Partnership announced the acquisition of all the outstanding shares of Hudson, WI based Erickson Oil Products, Inc. (“Erickson”) and certain related assets for $85 million, subject to certain post-closing adjustments. Erickson operates 64 convenience stores located in Minnesota, Michigan, Wisconsin and South Dakota, with a concentration in the Minneapolis / St. Paul region. The Partnership will initially operate the convenience stores within the Partnership and expects to transfer the retail operations of certain sites over time to CST. Subsequent to the quarter end, on February 17, 2015, the Partnership announced the closing of the Erickson transaction. The transaction was financed under the Partnership’s credit facility.

On December 16, 2014, the Partnership announced the acquisition of 22 fee properties and related wholesale fuel supply assets located primarily in the San Antonio market for $43.5 million in a joint transaction with CST. The Partnership leases the acquired real estate to CST and provides wholesale fuel supply to the locations under long term agreements. The transaction closed in early January 2015 and was financed under the Partnership’s credit facility.

On December 16, 2014, the Partnership and CST announced the first fuel supply dropdown. The Partnership acquired 5% of the limited partner interests in CST Fuel Supply LP (CST’s domestic wholesale fuel supply business). The Partnership financed the transaction through the issuance of approximately 1.5 million common units to CST. CST Fuel Supply LP wholesales fuel to substantially all of CST’s current U.S. domestic sites at an approximate net profit margin of $0.05 / gallon. In 2014, CST’s U.S. domestic sites distributed approximately 1.9 billion gallons. The transaction closed on January 1, 2015.

Financing Activity

On January 1, 2015, the Partnership issued approximately 1.5 million common units to CST for the acquisition of the previously mentioned fuel supply dropdown. The number of units issued as consideration for the transaction was determined based on the volume weighted 20-day average trading price of the units prior to the announcement of the fuel supply dropdown on December 16, 2014.

As of December 31, 2014, the Partnership had $200.4 million in outstanding borrowings under its credit facility. The Partnership had a notional $333.2 million available for borrowing, net of outstanding borrowings and letters of credit.

Distributions to Unitholders

The Partnership announced today that the Board of Directors of its general partner approved a 1.9% increase in the Partnership’s cash distribution per unit from the current annual rate of $2.13 per unit ($0.5325 per quarter) to $2.17 per unit ($0.5425 per quarter). The distribution represents an annual distribution rate of 6.0% based on the Partnership’s common unit closing price on February 25, 2015 of $36.20. The fourth quarter distribution is payable on March 17, 2015 to all unitholders of record as of March 9, 2015.

Fourth Quarter Earnings Call

The management team of the Partnership along with the management team of CST will hold a joint conference call on Friday, February 27th, 2015 at 9:00 AM ET to discuss the Partnership’s and CST’s quarterly results. The dial-in information for the call is:

Live Dial-in Information:

Primary Dial-in #:	800.774.6070
Secondary Dial-in#:	630.691.2753
Participant Passcode:	5854571#
Preregistration:	No

Replay Dial-in Information

Available From:	2/27/2015
Available To:	3/29/2015
Primary Dial-in #:	888.843.7419
Secondary Dial-in #:	630.652.3042
Participant Passcode:	5854571#

About CrossAmerica Partners LP

CrossAmerica Partners, headquartered in Allentown, PA, is a leading wholesale distributor of motor fuels and owner and lessee of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is a wholly owned subsidiary of CST Brands, Inc., one of the largest independent retailers of motor fuels and convenience merchandise in North America. Formed in 2012, CrossAmerica Partners distributes fuel to over 1,100 locations and owns or leases nearly 750 sites in twenty-one states: Pennsylvania, New Jersey, Ohio, Florida, New York, Massachusetts, Kentucky, New Hampshire, Maine, Tennessee, Maryland, Delaware, Illinois, Indiana, West Virginia, Virginia, Texas, Minnesota, Michigan, Wisconsin, and South Dakota. The Partnership has long-term established relationships with several major oil brands, including ExxonMobil, BP, Shell, Chevron, Sunoco, Valero, Gulf and Citgo. CrossAmerica Partners ranks as one of ExxonMobil’s largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

Investor Contact:

Karen Yeakel

Vice President, Investor Relations

CrossAmerica Partners LP

610-625-8126

kyeakel@lehighgas.com

Forward Looking and Cautionary Statements

This press release and oral statements made regarding the subjects of this release may contain forward-looking statements, which may include, but are not limited to, statements regarding the Partnership’s plans, objectives, expectations and intentions and other statements that are not historical facts, including statements identified by words such as “outlook,” “intends,” “plans,” “estimates,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “anticipates,” “foresees,” or the negative version of these words or other comparable expressions. All statements addressing operating performance, events, or developments that the Partnership expects or anticipates will occur in the future, including statements relating to revenue growth and earnings or earnings per unit growth, as well as statements expressing optimism or pessimism about future operating results, are forward-looking statements. The forward-looking statements are based upon the Partnership’s current views and assumptions regarding future events and operating performance and are inherently subject to significant business, economic and competitive uncertainties and contingencies and changes in circumstances, many of which are beyond the Partnership’s control. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Partnership on its website or otherwise. The Partnership does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Although the Partnership does not make forward-looking statements unless it believes it has a reasonable basis for doing so, the Partnership cannot guarantee their accuracy. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, including the factors discussed in this report and those described in the “Risk Factors” section of the Partnership’s Form 10-K filed on March 10, 2014 with the Securities and Exchange Commission as well as in the Partnership’s other filings with the Securities and Exchange Commission. No undue reliance should be placed on any forward-looking statements.

Note to Non-United States Investors: This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of CrossAmerica Partners LP’s distributions to non-U.S. investors as attributable to income that is effectively connected with a United States trade or business. Accordingly, CrossAmerica Partners LP’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

CrossAmerica Partners LP

Consolidated Statements of Operations

($ in thousands, except per unit amounts)

	Three Months Ended December 31, 2014 (unaudited)	Three Months Ended December 31, 2013 (unaudited)	Twelve Months Ended December 31, 2014 (unaudited)	Twelve Months Ended December 31, 2013 (unaudited)
Revenues:
Revenues from fuel sales	437,705	256,905	1,788,963	877,685
Revenues from fuel sales to related parties	112,708	217,336	764,509	1,015,121
Revenues from food and merchandise sales	25,470	—	71,307	—
Rent income	5,580	4,706	21,764	15,518
Rent income from related parties	5,391	6,232	21,494	26,059
Other revenues	509	249	1,280	1,676

Total revenues	587,363	485,428	2,669,317	1,936,059
Costs and expenses:
Cost of revenues from fuel sales	433,182	252,592	1,749,682	858,996
Cost of revenues from fuel sales to related parties	96,595	210,750	735,202	989,326
Cost of revenues from food and merchandise sales	18,474	(34)	53,709	—
Rent expense	5,050	4,046	19,051	15,509
Operating expenses	11,496	1,358	31,386	4,577
Depreciation and amortization	11,463	6,048	32,981	20,963
Selling, general and administrative expenses	18,122	4,555	40,319	16,558
(Gains) on sales of assets, net	(169)	—	(1,653)	(47)

Total costs and operating expenses	594,213	479,315	2,660,677	1,905,882

Operating income (loss)	(6,850)	6,113	8,640	30,177
Interest expense	(3,730)	(3,949)	(16,631)	(14,182)
Other income, net	151	100	466	359

Income (loss) before income taxes	(10,429)	2,264	(7,525)	16,354
Income tax expense (benefit)	3,225	(1,656)	(1,354)	(1,716)

Net income (loss)	(13,654)	3,920	(6,171)	18,070
Net income (loss) attributable to noncontrolling interests	(17)	—	(9)	—

Net income (loss) attributable to partners	(13,637)	3,920	(6,162)	18,070

Incentive distribution right holders’ interest in net income	119	—	245	—

Limited partners’ interest in net income (loss)	(13,756)	3,920	(6,407)	18,070

	Three Months Ended December 31, 2014 (unaudited)	Three Months Ended December 31, 2013 (unaudited)	Twelve Months Ended December 31, 2014 (unaudited)	Twelve Months Ended December 31, 2013 (unaudited)
Limited partners’ interest in net income (loss)	(13,756)	3,920	(6,407)	18,070
Net income (loss) per common and subordinated unit – basic	$(0.60)	$0.25	$(0.32)	$1.18
Net income (loss) per common and subordinated unit – diluted	$(0.60)	$0.25	$(0.32)	$1.18
Weighted average limited partners’ units outstanding
Common units – basic	15,436,579	8,341,233	12,402,938	7,731,471
Common units – diluted	15,436,579	8,426,953	12,402,938	7,780,357
Subordinated units – basic and diluted	7,525,000	7,525,000	7,525,000	7,525,000

Supplemental Operating Metrics - ($ in thousands, except per gallon amounts)

	Three Months Ended December 31, 2014 (unaudited)	Three Months Ended December 31, 2013 (unaudited)	Twelve Months Ended December 31, 2014 (unaudited)	Twelve Months Ended December 31, 2013 (unaudited)
Revenues from fuel sales	437,705	256,905	1,788,963	877,685
Revenues from fuel sales to related parties	112,708	217,336	764,509	1,015,121

Revenues from fuel sales - aggregate	550,413	474,241	2,553,472	1,892,806
Cost of revenues from fuel sales	433,182	252,592	1,749,682	858,996
Cost of revenues from fuel sales to related parties	96,595	210,750	735,202	989,326

Cost of revenues from fuel sales - aggregate	529,777	463,342	2,484,884	1,848,322
Gross profit from fuel sales - aggregate(2)	20,636	10,899	68,588	44,484
Wholesale volume of gallons distributed (millions)	241.0	167.0	887.7	637.8
Wholesale selling price per gallon	$1.973	$2.787	$2.600	$2.951
Wholesale margin per gallon	$0.071	$0.063	$0.068	$0.069
Wholesale segment gross profit from fuel sales	17,066	10,495	60,606	43,850
Retail volume of gallons distributed (millions)	42.5	15.3	136.5	20.2
Retail selling price per gallon	$2.829	$3.330	$3.291	$3.386
Retail margin per gallon(1)	$0.085	$0.026	$0.059	$0.032
Retail segment gross profit from fuel(1)	3,627	397	8,088	652
Total gallons distributed (millions)(2)	241.7	167.0	906.2	637.8
Total margin per gallon	$0.085	$0.065	$0.076	$0.070
Capital expenditures - maintenance	1,118	985	3,104	2,850
Capital expenditures - expansion	56,378	11,910	174,430	45,718

1.	The retail segment gross profit and margin per gallon is net of credit card and commission fees
2.	The three and twelve months ended December 31, 2014 includes a $(57) and $(106) impact from the elimination of the wholesale segment’s profit relating to the retail segment’s ending inventory and a 41.8 million gallon and 118.0 million gallon impact due to the elimination of gallons that the Partnership wholesale supplies to the retail segment.

Site Count

As of December 31, 2014, we distributed motor fuels to 1,074 sites, comprised of the following classes of business:

•	416 sites operated by independent dealers;

•	21 sites owned by us and operated by CST;

•	200 sites owned or leased by us and operated by LGO;

•	274 sites owned or leased by us and operated by lessee dealers;

•	76 sites owned or leased by us and operated by commission agents; and

•	87 sites owned or leased and operated by us.

In addition, as of December 31, 2014, we distributed motor fuels to 17 sub-wholesalers and sold various other products to commercial and residential customers.

CrossAmerica Partners LP

Condensed Consolidated Balance Sheets

($ in thousands)

(unaudited)

	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	15,170	4,115
Accounts receivable, net	23,435	7,342
Accounts receivable from related parties	14,897	16,558
Inventory	12,069	2,141
Assets held for sale	2,584	1,328
Other current assets	7,969	4,012

Total current assets	76,124	35,496

Property and equipment, net	391,499	288,729
Intangible assets, net	77,780	47,005
Deferred financing fees, net	6,881	5,743
Goodwill	40,328	9,324
Other assets	12,034	5,324

Total assets	604,646	391,621

Liabilities and equity
Current liabilities:
Long-term debt – current portion	26,303	51
Lease financing obligations – current portion	2,780	2,568
Accounts payable	33,575	20,567
Motor fuel taxes payable	10,042	7,186
Accrued expenses and other current liabilities	21,333	8,485

Total current liabilities	94,033	38,857

Long-term debt	201,276	173,509
Lease financing obligations	60,008	64,364
Other long-term liabilities	58,838	20,220

Total liabilities	414,155	296,950
Total equity	190,491	94,671

Total liabilities and equity	604,646	391,621

Non-GAAP Financial Measures of “EBITDA”, “Adjusted EBITDA” and “Distributable Cash Flow”

We use the non-GAAP financial measures of “EBITDA”, “Adjusted EBITDA” and “Distributable Cash Flow” in this press release. EBITDA represents net income before deducting interest expense, income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA as further adjusted to exclude gains or losses on sales of assets, gains or losses on the extinguishment of debt, equity-based incentive compensation, equity-based director compensation and certain other non-cash items as deemed appropriate by management. Distributable Cash Flow represents Adjusted EBITDA less cash interest expense, maintenance capital expenditures net of any reimbursements and current income tax expense.

EBITDA, Adjusted EBITDA and Distributable Cash Flow are used as supplemental financial measures by management and by external users of our financial statements, such as investors and lenders. EBITDA and Adjusted EBITDA are used to assess our financial performance without regard to financing methods, capital structure or income taxes and our ability to incur and service debt and to fund capital expenditures. In addition, Adjusted EBITDA is used to assess the operating performance of our business on a consistent basis by excluding the impact of sales of our assets which do not result directly from our wholesale distribution of motor fuel and our leasing of real property. EBITDA, Adjusted EBITDA and Distributable Cash Flow are also used to assess our ability to generate cash sufficient to make distributions to our unit-holders.

We believe the presentation of EBITDA, Adjusted EBITDA and Distributable Cash Flow provides useful information to investors in assessing our financial condition and results of operations. EBITDA, Adjusted EBITDA and Distributable Cash Flow should not be considered alternatives to net income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA, Adjusted EBITDA and Distributable Cash Flow have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. Additionally, because EBITDA, Adjusted EBITDA and Distributable Cash Flow may be defined differently by other companies in our industry, our definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following tables present reconciliations of EBITDA, Adjusted EBITDA, and Distributable Cash Flow to net income for each of the periods indicated.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA ($ in thousands)

	Three Months Ended December 31, 2014 (unaudited)	Three Months Ended December 31, 2013 (unaudited)	Twelve Months Ended December 31, 2014 (unaudited)	Twelve Months Ended December 31, 2013 (unaudited)
Net income	(13,654)	3,920	(6,171)	18,070
Plus:
Depreciation and amortization	11,463	6,048	32,981	20,963
Income tax expense (benefit)	3,225	(1,656)	(1,354)	(1,716)
Interest expense	3,730	3,951	16,631	14,192

EBITDA	4,764	12,263	42,087	51,509
Plus: Non-cash equity-based compensation expense	8,083	988	11,958	3,442
Less: (Gains) on sales of assets, net.	(169)	—	(1,653)	(47)

Adjusted EBITDA	12,678	13,251	52,392	54,904

Computation of Distributable Cash Flow ($ in thousands)

	Three Months Ended December 31, 2014 (unaudited)	Three Months Ended December 31, 2013 (unaudited)	Twelve Months Ended December 31, 2014 (unaudited)	Twelve Months Ended December 31, 2013 (unaudited)
Adjusted EBITDA	12,678	13,251	52,392	54,904
Less:
Cash interest expense	(3,336)	(3,298)	(13,851)	(11,526)
Maintenance capital expenditures	(1,118)	(985)	(3,104)	(2,850)
Current income tax expense	(317)	(196)	(406)	(1,232)

Distributable Cash Flow	7,907	8,772	35,031	39,296